Exhibit 99

PFIZER REPORTS FIRST-QUARTER 2013 RESULTS

▪	First-Quarter 2013 Revenues of $13.5 Billion, including All Zoetis(1) Revenues

▪	First-Quarter 2013 Adjusted Diluted EPS(2) of $0.54, Reported Diluted EPS(3) of $0.38

▪	Repurchased $6.3 Billion of Common Stock to Date in 2013

▪	Updates 2013 Adjusted Diluted EPS(2) Guidance to Reflect the Impact of Recent Changes in Foreign Exchange Rates and the Zoetis(1) Initial Public Offering

NEW YORK, N.Y., Tuesday, April 30, 2013 – Pfizer Inc. (NYSE: PFE) reported financial results for first-quarter 2013 and updated certain components of its 2013 financial guidance to reflect the impact of recent changes in foreign exchange rates and the initial public offering (IPO) of a 19.8% ownership interest in Zoetis(1) completed on February 6, 2013, among other factors. Pfizer continues to consolidate Zoetis(1), as Pfizer retains an 80.2% ownership interest. The earnings attributable to the divested interest in Zoetis(1) (Net income attributable to noncontrolling interests) are excluded from Adjusted(2) and Reported(3) Net Income, effective February 7, 2013. Results and guidance are summarized below.

OVERALL RESULTS
($ in millions, except per share amounts)	First-Quarter
	2013	2012	% Change
Reported Revenues	$13,500	$14,885	(9%)
Adjusted Income(2)	3,911	4,344	(10%)
Adjusted Diluted EPS(2)	0.54	0.57	(5%)
Reported Net Income(3)	2,750	1,794	53%
Reported Diluted EPS(3)	0.38	0.24	58%

BUSINESS UNIT(4) REVENUES
($ in millions) Favorable/(Unfavorable)	First-Quarter
	2013	2012	% Change
			Total	Operational
Primary Care	$3,238	$4,097	(21%)	(20%)
Specialty Care	3,164	3,580	(12%)	(11%)
Emerging Markets	2,420	2,299	5%	6%
Established Products	2,352	2,801	(16%)	(15%)
Zoetis(1)	1,090	1,040	5%	6%
Consumer Healthcare	811	727	12%	12%
Oncology	372	288	29%	31%
Other(5)	53	53	--	--
Total	$13,500	$14,885	(9%)	(8%)

SELECTED ADJUSTED COSTS AND EXPENSES(2)
($ in millions) (Favorable)/Unfavorable	First-Quarter
	2013	2012	% Change
			Total	Operational

Cost of Sales(2)	$2,615	$2,658	(2%)	(2%)
As a Percent of Revenues	19.4%	17.9%	N/A	N/	A
SI&A Expenses(2)	3,494	3,948	(11%)	(10%)
R&D Expenses(2)	1,708	1,756	(3%)	(3%)
Total	$7,817	$8,362	(7%)	(7%)

Effective Tax Rate(2)	26.9%	29.0%	N/A	N/A

2013 FINANCIAL GUIDANCE(6)

Revenues and expenses of Zoetis(1)  continue to be included in the 2013 financial guidance, except that Adjusted(2) and Reported(3) Diluted EPS guidance excludes the earnings from the 19.8% divested interest effective February 7, 2013.  The financial guidance has been updated to reflect the following:

▪	Reported Revenues: The changes in foreign exchange rates in relation to the U.S. dollar from mid-January 2013 to mid-April 2013, notably the weakening of the Japanese yen.

▪	Adjusted Diluted EPS(2): The aforementioned changes in foreign exchange rates ($0.04 per share) as well as the impact of the Zoetis(1) IPO ($0.02 per share) noted above.

▪
Reported Diluted EPS(3):  The aforementioned changes in foreign exchange rates and the impact of the Zoetis(1) IPO as well as the gain associated with the transfer of certain product rights to Pfizer’s joint venture with Zhejiang Hisun Pharmaceuticals (Hisun) in China and an asset impairment charge.

Reported Revenues	$55.3 to $57.3 billion (previously $56.2 to $58.2 billion)
Adjusted Cost of Sales(2) as a Percent of Revenues	19.0% to 20.0%
Adjusted SI&A Expenses(2)	$15.6 to $16.6 billion
Adjusted R&D Expenses(2)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $900 million
Effective Tax Rate on Adjusted Income(2)	Approximately 28.0%
Reported Diluted EPS(3)	$1.44 to $1.59 (previously $1.50 to $1.65)
Adjusted Diluted EPS(2)	$2.14 to $2.24 (previously $2.20 to $2.30)

EXECUTIVE COMMENTARY

Ian Read, Chairman and Chief Executive Officer, stated, “As we begin 2013, we continue to generate attractive returns for our shareholders.  We are clearly seeing the benefits of the investments we’ve been making in our innovative core, as evidenced by recent key product launches, including Eliquis, Xeljanz and various oncology products, as well as significant progress within our mid-to-late stage product pipeline, most notably palbociclib.  Additionally, I am very pleased with the successful completion of the Zoetis(1) IPO and a related debt offering, and with the value these actions have created thus far for Pfizer’s shareholders.  We remain focused on driving innovation and managing the business in the context of the challenging operating environment to ensure Pfizer remains well-positioned for long-term value creation, all in the best interests of our shareholders.”

Frank D’Amelio, Chief Financial Officer, stated, “With our consistent financial performance and strong cash flows, including the proceeds from the sale of our Nutrition business in November last year and from the IPO of a 19.8% interest in Zoetis(1) and a related debt offering earlier this year, we continue to make prudent capital allocation decisions for the benefit of our shareholders.  So far this year, we have returned approximately $8.0 billion to shareholders in dividends and share repurchases, with significant additional capital expected to be allocated to these activities for the remainder of the year.  Our solid performance during first-quarter 2013 was negatively impacted by approximately $0.02 per share due to changes in foreign exchange rates in relation to the U.S. dollar, including the devaluation of the Venezuelan currency in February, since our initial financial guidance was provided in January 2013.”

QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2013 vs. First-Quarter 2012)

▪
Revenues decreased $1.4 billion, or 9%, which reflects an operational decline of $1.3 billion, or 8%, and the unfavorable impact of foreign exchange of $118 million, or 1%.  The operational decrease was primarily the result of the losses of exclusivity of Lipitor during second-quarter 2012 in developed Europe and Geodon in March 2012 in the U.S., the impact of purchasing patterns of Prevnar/Prevenar 13 in various markets, and certain other events, primarily within the Emerging Markets unit highlighted below.

▪	Business unit revenues were impacted by the following:
-
Primary Care:  Revenues decreased 20% operationally, primarily due to the shift in the reporting of Lipitor revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, as well as the loss of exclusivity and near-term expiration of co-promotion agreements for Aricept and Spiriva, respectively, partially offset by the strong performance of Lyrica in the U.S. and developed Europe.

-
Specialty Care:  Revenues declined 11% operationally, primarily due to the timing of U.S. government purchases of Prevnar 13 and the shift in the reporting of Geodon and Revatio revenues in the U.S. and Xalabrands revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013.

-
Emerging Markets:  Revenues grew 6% operationally, primarily due to strong volume growth in China, which was partially offset by the timing of government purchases of Enbrel and the Prevenar franchise in certain emerging markets as well as the transfer of certain product rights to the Pfizer-Hisun joint venture.

-
Established Products:  Revenues decreased 15% operationally, primarily due to multi-source generic competition in the U.S. for Lipitor beginning in late May 2012, as well as continuing competitive and pricing pressures. This decrease was partially offset by revenues from products in certain markets that were shifted to the Established Products unit from other business units beginning January 1, 2013.

-
Consumer Healthcare:  Revenues increased 12% operationally, primarily due to the addition of Emergen-C from the acquisition of Alacer Corp., as well as solid growth of key products, including Advil and Robitussin, partially due to a severe cold and flu season in the U.S.

-	Oncology: Revenues increased 31% operationally, driven by the recent launches of new products, most notably Inlyta and Xalkori in several major markets.

▪
Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate decreased $545 million, or 7%, primarily reflecting the benefits of cost-reduction and productivity initiatives, including a reduction in the field force and more streamlined corporate support functions and manufacturing network.

▪
The effective tax rate on adjusted income(2)  decreased 2.1 percentage points, primarily due to the change in the jurisdictional mix of earnings and the extension of the U.S. research and development tax credit that was signed into law in January 2013.  The first-quarter 2013 rate reflects the full-year benefit of the 2012 research and development tax credit and a portion of the 2013 research and development tax credit.

▪	The diluted weighted-average shares outstanding declined by approximately 329 million shares, primarily due to the Company’s ongoing share-repurchase program.

▪
In addition to the aforementioned factors, first-quarter 2013 reported earnings were favorably impacted by lower charges related to legal matters, lower costs related to cost-reduction and productivity initiatives, and lower purchase accounting adjustments.  Additionally, reported earnings were favorably impacted by the gain associated with the transfer of certain product rights to the Pfizer-Hisun joint venture, partially offset by less income from discontinued operations reflecting the divestiture of the Nutrition business in November 2012.

RECENT NOTABLE DEVELOPMENTS

Product Developments

▪	Eliquis was launched in the U.S., UK, Germany, Denmark and Japan for the reduction in the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation.

▪
The Xeljanz U.S. field force launch meeting was held in early March.  Additionally, Xeljanz was approved in Japan for the treatment of adults with rheumatoid arthritis (RA) who have had an inadequate response to existing therapies, such as methotrexate.

▪	Bosulif was granted conditional marketing authorization by the European Commission for use in certain patients with previously treated chronic myelogenous leukemia.

▪	Quillivant XR, the first once-daily, extended-release, liquid methylphenidate for attention deficit hyperactivity disorder, was launched in the U.S.

▪
The U.S. Patent and Trademark Office granted Pfizer a reissue patent covering Celebrex.  The reissue patent will expire in December 2015, while the basic patent will expire in May 2014, in each case including six months of pediatric exclusivity.  Pfizer has initiated legal proceedings against several generic companies to enforce the reissued patent.

Pipeline Developments

▪
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a negative opinion for Xeljanz for the treatment of adult patients with moderate-to-severe active RA. The CHMP is of the opinion that Xeljanz does not demonstrate a favorable benefit:risk profile.  Pfizer intends to appeal this opinion and immediately seek a re-examination of the opinion by the CHMP.

▪
Palbociclib received Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA) for the potential treatment of patients with breast cancer.  Additionally, a randomized phase 3 study evaluating palbociclib in combination with letrozole for first-line treatment of post-menopausal women with ER+/HER2- advanced breast cancer began enrolling patients in February.

▪	Inotuzumab ozogamicin received Orphan Drug designation from the FDA for the treatment of acute lymphoblastic leukemia.

Business Development/Portfolio Review

▪
An IPO of a 19.8% ownership interest in Zoetis(1) as well as a related debt offering were completed.  Total proceeds of approximately $6 billion from these transactions are being allocated to share repurchases, which remain the case to beat for capital allocation.

▪
Pfizer entered into a worldwide (except Japan) collaboration agreement with Merck & Co., Inc. to develop and commercialize ertugliflozin and ertugliflozin-containing fixed-dose combinations with metformin and Januvia® (sitagliptin) tablets.  Ertugliflozin is Pfizer's investigational medicine for type 2 diabetes, with phase 3 trials expected to begin later in 2013.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
An initial public offering (IPO) of a 19.8% ownership interest in Zoetis Inc. (Zoetis), a subsidiary of Pfizer, was completed on February 6, 2013.  Prior to the completion of the IPO, Pfizer transferred substantially all of its animal health business assets and liabilities to Zoetis.

Pfizer continues to consolidate Zoetis, as Pfizer retains an 80.2% ownership interest.  The earnings attributable to the 19.8% divested interest in Zoetis (Net income attributable to noncontrolling interests) are excluded from Adjusted(2) and Reported(3) Net income attributable to Pfizer Inc., effective February 7, 2013.  Therefore, in accordance with Pfizer’s domestic and international reporting periods, 19.8% of the earnings of Zoetis for approximately two months of the U.S. operations and approximately one month of the international operations of Zoetis in first-quarter 2013 are excluded from Net income attributable to Pfizer Inc.

(2)
"Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported U.S. generally accepted accounting principles (GAAP) net income(3) and its components and reported diluted EPS(3) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items.  Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure.  As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-K/A for the year ended December 31, 2012, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company.  We believe that investors' understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for first-quarter 2013 and 2012, as well as reconciliations of full-year 2013 guidance for adjusted income and adjusted diluted EPS to full-year 2013 guidance for reported net income(3) and reported diluted EPS(3).  The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(4)
For a description of the revenues in each business unit, see Note 18A to Pfizer’s consolidated financial statements included in Pfizer’s Form 10-K/A for the year ended December 31, 2012.  Revenues for certain products in certain markets that were reported in the Primary Care and Specialty Care units through December 31, 2012 are being reported in the Established Products unit beginning January 1, 2013, as follows:

▪	Lipitor and Caduet revenues in developed Europe, Australia and New Zealand, which were reported in the Primary Care unit

▪	Detrol revenues in developed Europe, which were reported in the Primary Care unit

▪	Viagra revenues in Canada and South Korea, which were reported in the Primary Care unit

▪	Geodon and Revatio revenues in the U.S., and Xalabrands revenues in developed Europe, Australia and New Zealand, which were reported in the Specialty Care unit

(5)	Other represents revenues generated from Pfizer CentreSource, Pfizer’s contract manufacturing and bulk pharmaceutical chemical sales organization.

(6)	The 2013 financial guidance reflects the following:

▪
Benefit of a full-year contribution from Zoetis(1), except that earnings attributable to the 19.8% divested interest have been excluded from Adjusted(2) and Reported(3) Net Income guidance and Adjusted(2) and Reported(3) Diluted EPS guidance effective February 7, 2013.  See note (1) for further details.  No other components of the 2013 financial guidance were impacted by the Zoetis(1) IPO.

▪	Does not assume the completion of any business development transactions not completed as of March 31, 2013, including any one-time upfront payments associated with such transactions.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of March 31, 2013.

▪
Reported Diluted EPS(3) guidance includes the gain associated with the transfer of certain product rights to the Pfizer-Hisun joint venture and an asset impairment charge, both recorded in first-quarter 2013.

▪	Exchange rates assumed are a blend of the actual exchange rates in effect during the first three months of 2013 and the mid-April 2013 exchange rates for the remainder of the year.

▪
Reconciliation of the 2013 Adjusted Income(2) and Adjusted Diluted EPS(2) guidance to the 2013 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. common shareholders guidance

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$15.0 - $15.7	$2.14 - $2.24
Purchase accounting impacts of transactions completed as of March 31, 2013	(3.4)	(0.49)
Acquisition-related costs	(0.4 - 0.5)	(0.06 - 0.07)
Certain other items, including non-acquisition-related restructuring costs	(0.5 - 0.8)	(0.08 - 0.12)
Costs associated with the separation of Zoetis(1)	(0.2)	(0.02)
Reported net income attributable to Pfizer Inc./diluted EPS(3) guidance	$10.1 - $11.2	$1.44 - $1.59

Contacts:
Media		Investors
Joan Campion	212.733.2798	Suzanne Harnett	212.733.8009

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2013	2012	(Decr.)
Revenues	$13,500	$14,885	(9)
Costs and expenses:
Cost of sales(2)	2,652	2,745	(3)
Selling, informational and administrative expenses(2)	3,585	3,968	(10)
Research and development expenses(2)	1,800	2,062	(13)
Amortization of intangible assets(3)	1,234	1,420	(13)
Restructuring charges and certain acquisition-related costs	138	597	(77)
Other deductions––net(4)	170	1,658	(90)
Income from continuing operations before provision
for taxes on income	3,921	2,435	61
Provision for taxes on income	1,160	711	63
Income from continuing operations	2,761	1,724	60
Discontinued operations––net of tax	4	79	(95)
Net income before allocation to noncontrolling interests	2,765	1,803	53
Less: Net income attributable to noncontrolling interests	15	9	67
Net income attributable to Pfizer Inc.	$2,750	$1,794	53

Earnings per common share––basic:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.38	$0.23	65
Discontinued operations––net of tax	-	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$0.24	58

Earnings per common share––diluted:
Income from continuing operations attributable to
Pfizer Inc. common shareholders	$0.38	$0.23	65
Discontinued operations––net of tax	-	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$0.24	58

Weighted-average shares used to calculate earnings per common share:
Basic	7,187	7,537
Diluted	7,269	7,598

See next page for notes (1) through (4)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
These financial statements present the three months ended March 31, 2013 and April 1, 2012. Subsidiaries operating outside the United States are included for the three months ended February 24, 2013 and February 26, 2012.

On November 30, 2012, we completed the sale of our Nutrition business. The operating results of this business are reported as Discontinued operations––net of tax for the three months ended April 1, 2012.

	The financial results for the three months ended March 31, 2013 are not necessarily indicative of the results which could ultimately be achieved for the full year.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

(4)	Other deductions––net includes the following:
			First-Quarter
		(millions of dollars)	2013	2012
		Interest income(a)	$(95)	$(81)
		Interest expense(a)	391	390
		Net interest expense	296	309
		Royalty-related income	(71)	(97)
		Gain associated with Pfizer's joint venture in China(b)	(490)	-
		Net gain on asset disposals	(26)	(7)
		Certain legal matters, net(c)	(83)	814
		Certain asset impairment charges(d)	399	432
		Costs associated with the separation of Zoetis(e)	17	32
		Other, net	128	175
		Other deductions––net	$170	$1,658

	(a)
Interest income increased in first-quarter 2013 due to higher cash balances. Interest expense was virtually unchanged in first-quarter 2013 compared to first-quarter 2012 as the impact of the Zoetis debt issuance on January 28, 2013 was offset by otherwise lower debt balances.

	(b)	Represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

	(c)
In first-quarter 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter. In first-quarter 2012, primarily relates to a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex and charges related to hormone-replacement therapy litigation.

	(d)
In first-quarter 2013, significantly relates to developed technology, for use in the development of bone and cartilage, acquired in connection with our acquisition of Wyeth. In first-quarter 2012, primarily relates to an in-process research and development (IPR&D) intangible asset compound targeting autoimmune diseases acquired in connection with our acquisition of Wyeth and certain other intangible asset impairments.

	(e)	Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended March 31, 2013
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$13,500	$-	$-	$-	$-	$13,500
Cost of sales(5)	2,652	5	(33)	-	(9)	2,615
Selling, informational and administrative expenses(5)	3,585	7	(2)	-	(96)	3,494
Research and development expenses(5)	1,800	1	-	-	(93)	1,708
Amortization of intangible assets(6)	1,234	(1,191)	-	-	-	43
Restructuring charges and certain acquisition-related costs	138	-	(60)	-	(78)	-
Other deductions––net	170	(54)	-	-	148	264
Income from continuing operations before provision for taxes on income	3,921	1,232	95	-	128	5,376
Provision for taxes on income	1,160	339	27	-	(80)	1,446
Income from continuing operations	2,761	893	68	-	208	3,930
Discontinued operations––net of tax	4	-	-	(4)	-	-
Net income attributable to noncontrolling interests	15	1	-	-	3	19
Net income attributable to Pfizer Inc.	2,750	892	68	(4)	205	3,911
Earnings per common share attributable to Pfizer Inc.––diluted	0.38	0.12	0.01	-	0.03	0.54

	Three Months Ended April 1, 2012
		Purchase	Acquisition-		Certain
	GAAP	Accounting	Related	Discontinued	Significant	Non-GAAP
	Reported(1)	Adjustments	Costs(2)	Operations	Items(3)	Adjusted(4)
Revenues	$14,885	$-	$-	$-	$-	$14,885
Cost of sales(5)	2,745	(8)	(79)	-	-	2,658
Selling, informational and administrative expenses(5)	3,968	3	(1)	-	(22)	3,948
Research and development expenses(5)	2,062	1	(5)	-	(302)	1,756
Amortization of intangible assets(6)	1,420	(1,352)	-	-	-	68
Restructuring charges and certain acquisition-related costs	597	-	(98)	-	(499)	-
Other deductions––net	1,658	(90)	-	-	(1,244)	324
Income from continuing operations before provision for taxes on income	2,435	1,446	183	-	2,067	6,131
Provision for taxes on income	711	384	67	-	616	1,778
Income from continuing operations	1,724	1,062	116	-	1,451	4,353
Discontinued operations––net of tax	79	-	-	(79)	-	-
Net income attributable to noncontrolling interests	9	-	-	-	-	9
Net income attributable to Pfizer Inc.	1,794	1,062	116	(79)	1,451	4,344
Earnings per common share attributable to Pfizer Inc.––diluted	0.24	0.14	0.02	(0.01)	0.19	0.57

See end of tables for notes (1) through (6).

Certain amounts may reflect rounding adjustments.

EPS amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)
These financial statements present the three months ended March 31, 2013 and April 1, 2012. Subsidiaries operating outside the United States are included for the three months ended February 24, 2013 and February 26, 2012.

On November 30, 2012, we completed the sale of our Nutrition business. The operating results of this business are reported as Discontinued operations––net of tax for the three months ended April 1, 2012.

(2)	Acquisition-related costs include the following:

			First-Quarter
		(millions of dollars)	2013	2012

		Integration costs(a)	$39	$100
		Restructuring charges(a)	21	(2)
		Additional depreciation––asset restructuring(b)	35	85
		Total acquisition-related costs––pre-tax	95	183
		Income taxes(c)	(27)	(67)
		Total acquisition-related costs––net of tax	$68	$116

	(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

	(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($33 million) and Selling, informational and administrative expenses ($2 million) for the three months ended March 31, 2013. Included in Cost of sales ($79 million), Research and development expenses ($5 million) and Selling, informational and administrative expenses ($1 million) for the three months ended April 1, 2012.

	(c)	Included in Provision for taxes on income.

(3)	Certain significant items include the following:
			First-Quarter
		(millions of dollars)	2013	2012

		Restructuring charges(a)	$78	$499
		Implementation costs and additional depreciation––asset restructuring(b)	139	318
		Certain legal matters(c)	(87)	775
		Certain asset impairment charges(d)	396	412
		Gain associated with Pfizer's joint venture in China(e)	(490)	-
		Costs associated with the separation of Zoetis(f)	76	38
		Other	16	25
		Certain significant items––pre-tax	128	2,067
		Income taxes(g)	80	(616)
		Certain significant items––net of tax	$208	$1,451

	(a)	Primarily relates to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

	(b)
Primarily relates to our cost-reduction and productivity initiatives. Included in Research and development expenses ($93 million), Selling, informational and administrative expenses ($40 million) and Cost of sales ($6 million) for the three months ended March 31, 2013. Included in Research and development expenses ($302 million) and Selling, informational and administrative expenses ($16 million) for the three months ended April 1, 2012.

	(c)
Included in Other deductions––net. In 2013, primarily includes an $80 million insurance recovery related to a certain litigation matter. In 2012, primarily relates to a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex and charges related to hormone-replacement therapy litigation.

	(d)
Included in Other deductions––net. In 2013, significantly relates to developed technology, for use in the development of bone and cartilage, acquired in connection with our acquisition of Wyeth. In 2012, primarily relates to an IPR&D intangible asset compound targeting autoimmune diseases acquired in connection with our acquisition of Wyeth, and certain other intangible asset impairments.

	(e)	Included in Other deductions––net. Represents the gain associated with the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China.

	(f)
Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services, as well as costs associated with the separation of Zoetis employees, net assets and operations from Pfizer, such as consulting and systems costs. Included in Selling, informational and administrative expenses ($56 million), Other deductions––net ($17 million) and Cost of Sales ($3 million) for the three months ended March 31, 2013. Included in Other deductions––net ($32 million) and Selling, informational and administrative expenses ($6 million) for the three months ended April 1, 2012.

	(g)	Included in Provision for taxes on income.

(4)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(5)	Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.

(6)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC.
REVENUES
FIRST-QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)

	2013	2012	% Change		2013	2012	% Change	2013	2012	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,500	$14,885	(9%)	(8%)	$5,368	$5,952	(10%)	$8,132	$8,933	(9%)	(8%)
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$11,546	$13,065	(12%)	(11%)	$4,517	$5,185	(13%)	$7,029	$7,880	(11%)	(9%)
Lyrica	1,066	955	12%	12%	438	395	11%	628	560	12%	14%
Enbrel (Outside the U.S. and Canada)	877	899	(2%)	(1%)	-	-	-	877	899	(2%)	(1%)
Prevnar 13/Prevenar 13	846	945	(10%)	(11%)	450	556	(19%)	396	389	2%	1%
Celebrex	653	634	3%	4%	424	407	4%	229	227	1%	3%
Lipitor(b)	626	1,395	(55%)	(55%)	171	383	(55%)	455	1,012	(55%)	(54%)
Viagra	461	496	(7%)	(7%)	245	268	(9%)	216	228	(5%)	(6%)
Zyvox	342	325	5%	6%	176	171	3%	166	154	8%	10%
Sutent	302	300	1%	1%	84	86	(2%)	218	214	2%	3%
Norvasc	301	334	(10%)	(6%)	10	14	(29%)	291	320	(9%)	(5%)
Premarin family	244	261	(7%)	(6%)	220	237	(7%)	24	24	-	1%
Genotropin	189	195	(3%)	(1%)	47	41	15%	142	154	(8%)	(5%)
BeneFIX	189	183	3%	3%	88	85	4%	101	98	3%	2%
Vfend	187	178	5%	7%	17	25	(32%)	170	153	11%	13%
Chantix/Champix	166	178	(7%)	(6%)	87	92	(5%)	79	86	(8%)	(5%)
Pristiq	166	151	10%	10%	131	121	8%	35	30	17%	19%
Detrol/Detrol LA	151	195	(23%)	(22%)	103	123	(16%)	48	72	(33%)	(32%)
Xalatan/Xalacom	147	227	(35%)	(33%)	8	11	(27%)	139	216	(36%)	(33%)
Refacto AF/Xyntha	139	132	5%	5%	29	25	16%	110	107	3%	2%
Zithromax/Zmax	116	123	(6%)	(2%)	4	5	(20%)	112	118	(5%)	(2%)
Zoloft	116	130	(11%)	(6%)	14	17	(18%)	102	113	(10%)	(4%)
Medrol	113	134	(16%)	(16%)	40	38	5%	73	96	(24%)	(24%)
Effexor	105	129	(19%)	(19%)	36	41	(12%)	69	88	(22%)	(22%)
Zosyn/Tazocin	87	128	(32%)	(32%)	36	64	(44%)	51	64	(20%)	(20%)
Tygacil	87	81	7%	7%	43	40	8%	44	41	7%	7%
Relpax	86	85	1%	2%	52	51	2%	34	34	-	2%
Fragmin	86	91	(5%)	(8%)	10	12	(17%)	76	79	(4%)	(6%)
Rapamune	84	82	2%	3%	49	45	9%	35	37	(5%)	(5%)
Prevnar/Prevenar (7-valent)	81	138	(41%)	(33%)	-	-	-	81	138	(41%)	(33%)
Cardura	76	84	(10%)	(6%)	1	1	-	75	83	(10%)	(6%)
EpiPen	72	58	24%	24%	62	51	22%	10	7	43%	43%
Revatio	72	136	(47%)	(46%)	14	85	(84%)	58	51	14%	14%
Sulperazon	71	58	22%	23%	-	-	-	71	58	22%	23%
Xanax XR	70	68	3%	3%	12	14	(14%)	58	54	7%	8%
Inlyta	63	7	*	*	35	7	*	28	-	*	*
Aricept(c)	62	94	(34%)	(35%)	-	-	-	62	94	(34%)	(35%)
Unasyn	56	54	4%	7%	1	-	*	55	54	2%	6%
Caduet	56	65	(14%)	(12%)	5	9	(44%)	51	56	(9%)	(8%)
Xalkori	53	17	212%	*	28	14	100%	25	3	*	*
Neurontin	52	58	(10%)	(11%)	10	13	(23%)	42	45	(7%)	(7%)
Inspra	52	49	6%	9%	1	1	-	51	48	6%	9%
Toviaz	52	46	13%	11%	27	25	8%	25	21	19%	19%
Aromasin	51	56	(9%)	(8%)	3	4	(25%)	48	52	(8%)	(8%)
Dalacin/Cleocin	50	49	2%	2%	17	15	13%	33	34	(3%)	(3%)
Alliance revenues(d)	747	836	(11%)	(10%)	635	580	9%	112	256	(56%)	(55%)
All other biopharmaceutical products(e)	1,878	2,226	(16%)	(15%)	654	1,013	(35%)	1,224	1,213	1%	3%
All other established products(e)	1,428	1,563	(9%)	(8%)	475	634	(25%)	953	929	3%	4%
REVENUES FROM OTHER PRODUCTS:
ZOETIS	$1,090	$1,040	5%	6%	$454	$422	8%	$636	$618	3%	4%
CONSUMER HEALTHCARE	$811	$727	12%	12%	$378	$326	16%	$433	$401	8%	7%
OTHER(f)	$53	$53	-	-	$19	$19	-	$34	$34	-	-

* Calculation not meaningful.
(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.
(b)	Lipitor lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $792 million in first-quarter 2013, in comparison with first-quarter 2012.
(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Includes Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Eliquis.
(e)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.
(f)	Represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2013 and 2012
(UNAUDITED)
(millions of dollars)

	DEVELOPED EUROPE(a)				DEVELOPED REST OF WORLD(b)				EMERGING MARKETS(c)

	2013	2012	% Change		2013	2012	% Change		2013	2012	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,029	$3,537	(14%)	(15%)	$2,172	$2,612	(17%)	(12%)	$2,931	$2,784	5%	6%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$2,668	$3,207	(14%)	(15%)	$1,941	$2,374	(18%)	(12%)	$2,420	$2,299	5%	6%
Lyrica	340	300	13%	12%	171	169	1%	10%	117	91	29%	29%
Enbrel (Outside Canada)	556	550	1%	(1%)	124	155	(20%)	(13%)	197	194	2%	6%
Prevnar 13/Prevenar 13	167	160	4%	3%	63	75	(16%)	(20%)	166	154	8%	10%
Celebrex	38	41	(7%)	(10%)	107	107	-	6%	84	79	6%	5%
Lipitor(d)	73	519	(86%)	(86%)	129	282	(54%)	(51%)	253	211	20%	19%
Viagra	93	87	7%	6%	40	51	(22%)	(21%)	83	90	(8%)	(8%)
Zyvox	75	72	4%	3%	33	37	(11%)	-	58	45	29%	31%
Sutent	101	105	(4%)	(6%)	33	39	(15%)	(13%)	84	70	20%	23%
Norvasc	27	32	(16%)	(19%)	124	164	(24%)	(16%)	140	124	13%	12%
Premarin family	2	2	-	-	9	8	13%	-	13	14	(7%)	(7%)
Genotropin	65	76	(14%)	(16%)	50	52	(4%)	4%	27	26	4%	4%
BeneFIX	57	57	-	(2%)	34	32	6%	3%	10	9	11%	11%
Vfend	71	67	6%	4%	37	37	-	8%	62	49	27%	27%
Chantix/Champix	32	34	(6%)	(6%)	35	41	(15%)	(12%)	12	11	9%	19%
Pristiq	-	-	-	-	23	19	21%	21%	12	11	9%	9%
Detrol/Detrol LA	15	34	(56%)	(59%)	22	24	(8%)	(4%)	11	14	(21%)	(21%)
Xalatan/Xalacom	39	93	(58%)	(59%)	58	79	(27%)	(20%)	42	44	(5%)	-
Refacto AF/Xyntha	89	87	2%	1%	18	11	64%	64%	3	9	(67%)	(67%)
Zithromax/Zmax	18	17	6%	6%	40	53	(25%)	(17%)	54	48	13%	13%
Zoloft	15	15	-	(7%)	55	66	(17%)	(6%)	32	32	-	-
Medrol	22	24	(8%)	(8%)	10	11	(9%)	(9%)	41	61	(33%)	(34%)
Effexor	24	30	(20%)	(23%)	18	34	(47%)	(50%)	27	24	13%	13%
Zosyn/Tazocin	11	13	(15%)	(15%)	3	4	(25%)	(25%)	37	47	(21%)	(21%)
Tygacil	16	15	7%	7%	2	1	100%	100%	26	25	4%	4%
Relpax	17	17	-	-	12	13	(8%)	8%	5	4	25%	25%
Fragmin	42	43	(2%)	(5%)	18	18	-	-	16	18	(11%)	(11%)
Rapamune	12	12	-	-	4	4	-	-	19	21	(10%)	(5%)
Prevnar/Prevenar (7-valent)	-	-	-	-	81	104	(22%)	(12%)	-	34	(100%)	(100%)
Cardura	22	25	(12%)	(12%)	27	34	(21%)	(12%)	26	24	8%	8%
EpiPen	-	-	-	-	10	7	43%	38%	-	-	-	-
Revatio	37	32	16%	16%	13	12	8%	17%	8	7	14%	28%
Sulperazon	-	-	-	-	7	9	(22%)	(11%)	64	49	31%	29%
Xanax XR	27	22	23%	18%	9	11	(18%)	(9%)	22	21	5%	5%
Inlyta	10	-	*	*	18	-	*	*	-	-	-	-
Aricept(e)	14	45	(69%)	(69%)	40	40	-	(3%)	8	9	(11%)	(11%)
Unasyn	10	9	11%	11%	18	19	(5%)	5%	27	26	4%	4%
Caduet	4	3	33%	33%	35	37	(5%)	(3%)	12	16	(25%)	(25%)
Xalkori	12	3	*	*	10	-	*	*	3	-	*	*
Neurontin	11	16	(31%)	(31%)	9	10	(10%)	(18%)	22	19	16%	16%
Inspra	32	31	3%	-	14	13	8%	23%	5	4	25%	25%
Toviaz	20	17	18%	18%	2	2	-	-	3	2	50%	50%
Aromasin	14	20	(30%)	(30%)	9	14	(36%)	(29%)	25	18	39%	39%
Dalacin/Cleocin	7	8	(13%)	(13%)	5	6	(17%)	-	21	20	5%	-
Alliance revenues(f)	28	86	(67%)	(67%)	73	152	(52%)	(50%)	11	18	(39%)	(39%)
All other biopharmaceutical products(g)	403	388	4%	2%	289	318	(9%)	-	532	507	5%	5%
All other established products(g)	281	271	4%	2%	224	245	(9%)	(3%)	448	413	8%	10%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$361	$330	9%	7%	$231	$238	(3%)	(3%)	$511	$485	5%	8%

* Calculation not meaningful.
(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.
(d)	Lipitor lost exclusivity in various international markets in 2011 and 2012. This loss of exclusivity reduced branded international revenues by $581 million in first-quarter 2013, in comparison with first-quarter 2012.
(e)	Represents direct sales under license agreement with Eisai Co., Ltd.
(f)	Includes Enbrel (in Canada), Spiriva and Aricept.
(g)	Includes sales of generic atorvastatin. All other established products is a subset of All other biopharmaceutical products.

Certain amounts and percentages may reflect rounding adjustments.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of April 30, 2013. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking statements about our future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties.  You can identify these statements by the fact that they use future dates or use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
●
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

●
decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

●	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;
●
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

●	the success of external business-development activities;
●
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

●
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

●	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;
●	the ability to successfully market both new and existing products domestically and internationally;
●	difficulties or delays in manufacturing;
●	trade buying patterns;
●	the impact of existing and future legislation and regulatory provisions on product exclusivity;
●	trends toward managed care and healthcare cost containment;
●
the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

●
the possible failure of the U.S. federal government to suspend enforcement of the federal debt ceiling beyond May 18, 2013 or to increase the federal debt ceiling and any resulting inability of the U.S. federal government to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs;

●
the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification or repeal of any of the provisions thereof;

●
U.S. legislation or regulatory action affecting, among other things: pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

●
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

●
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

●	contingencies related to actual or alleged environmental contamination;
●	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;
●	any significant breakdown, infiltration, or interruption of our information technology systems and infrastructure;
●
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

●	our ability to protect our patents and other intellectual property, both domestically and internationally;
●	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
●
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that may result from pending and possible future proposals;

●	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;
●	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;
●
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

●	changes in U.S. generally accepted accounting principles;
●
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

●	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;
●	growth in costs and expenses;
●	changes in our product, segment and geographic mix;
●	our ability to successfully implement any strategic alternative that we decide to pursue with regard to our remaining approximately 80% ownership interest in Zoetis Inc. and the impact thereof; and
●
the impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 and in our reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates.  These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

This earnings release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, which will be made only by prospectus.